EXHIBIT 10.11.5
FOURTH AMENDMENT TO LEASE
     This Fourth Amendment (the “Fourth Amendment”) to Lease is made as of October 26, 2005, by and between ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware limited liability company (“Landlord”), and IOMAI CORPORATION, a Delaware corporation (“Tenant”).
RECITALS
     A. Pursuant to that certain Lease, dated as of December 18, 2000, by and between Landlord and Tenant (the “Original Lease”), as amended by that certain First Amendment to Lease, dated November 29, 2001 (the “First Amendment”), that certain Second Amendment to Lease, dated April 14, 2003 (the “Second Amendment”) and that certain Third Amendment to Lease, dated August 28, 2003 (the “Third Amendment”) (the Original Lease, as amended by the First Amendment, Second Amendment and Third Amendment is herein the “Amended Lease”), Landlord leased to Tenant that certain premises (the “Original Premises”) located at 20 Firstfield Road, Gaithersburg, Maryland (the “Project”) and more particularly described in the Amended Lease.
     B. Tenant has requested, and Landlord has agreed to extend the Term of the Amended Lease, provide an additional tenant improvement allowance for the Original Premises, restructure the payment terms of the existing tenant improvement allowances, and to further expand the Original Premises under the Amended Lease, by leasing an additional 7,994 rentable square feet located on the first floor of the Project and more particularly described on Exhibit A attached hereto and incorporated herein by reference (the “Third Expansion Space”).
     C. Landlord and Tenant now desire to further amend the Amended Lease to, among other things, extend the term of the Lease, to provide an additional tenant improvement allowance for the Original Premises, to restructure the payment terms for all previous tenant improvement allowances for the Original Premises and the further expand the Original Premises by adding the Third Expansion Space and to provide a tenant improvement allowance for the Third Expansion Space, all in accordance with the terms hereof.
AGREEMENT
     Now, therefore, the parties hereto agree that the Lease is amended as follows:
1. Recitals. The Recitals above are hereby incorporated herein and made a substantive part of this Agreement.
2. Lease. The Amended Lease, as amended by this Fourth Amendment, is hereinafter the “Lease”. Terms used in this Fourth Amendment and not otherwise defined shall have the meanings ascribed in the Amended Lease.
3. Premises. Effective as of November 1, 2005 (the “Effective Date”), the Original Premises are hereby expanded to include the Third Expansion Space, thereby expanding the total Rentable Area of Premises from 26,766 rentable square feet to 34,760 rentable square feet. The Original Premises, as expanded by the Expansion Space, is hereinafter, the

“Premises”.
4. Permitted Use. The term “Permitted Use” as set forth on the front page of the Original Lease is hereby deleted in its entirety and replaced with the following:
“Research and development laboratory, clinical development, trials and manufacturing, related office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.”
5. Base Rent for Third Expansion Space. Commencing on January 1, 2006 and continuing on the first day of each month thereafter through May 1, 2006 for the period ending May 31, 2006, Tenant shall pay Base Rent for the Third Expansion Space in an amount equal to $5,329.33 per month (the “Third Expansion Space Base Rent”). The Third Expansion Space Base Rent for the Extension Term (as defined below) shall be paid in accordance with the terms of Section 13 below.
6. Tenant Improvement Allowance For Third Expansion Space. Landlord shall provide to Tenant, at Tenant’s election, a tenant improvement allowance to be used by Tenant for the improvement of the Third Expansion Space, in an amount equal to $15.00 per rentable square foot of the Third Expansion Space, up to a maximum amount of $119,910.00 (the “Third Expansion TIA”). The Third Expansion TIA shall be administered and disbursed in accordance with the terms and conditions of the Work Letter attached hereto as Exhibit B and incorporated herein by reference (the “Third Expansion Work Letter”). For purposes of the Lease, all references to the term “Work Letter” shall be deemed to include the Third Expansion Work Letter. In no event shall Tenant use the Third Expansion TIA to further improve, alter or otherwise renovate any part of the Original Premises. Landlord shall make the Third Expansion TIA available to Tenant for a period of twelve (12) months following the date hereof. Landlord shall deliver the Third Expansion Space to Tenant in good condition with all mechanical, electrical and plumbing systems in good working order, and to the extent any such systems are not in good working order at the time of Landlord’s delivery of the Third Expansion Space, Landlord shall promptly repair such systems provided that Tenant gives Landlord with written notice of the subject repair items within ninety (90) days of the date of this Fourth Amendment.
7. Operating Expenses. Section 5 of the Amended Lease entitled “Operating Expense Payments” is hereby amended as follows:
(a)	the parenthetical contained in the second paragraph is restated to read:
“(including, without duplication, taxes (as defined in Section 9 of the Lease, capital repairs and improvements amortized over the greater of 10 years and the useful life of such capital items, and the costs of Landlord’s third party property manager or, if there is no third party property manager, administration rent in the amount of 4.0% of Base Rent).”
(b)	the following exclusions are added to the end of the second paragraph:
“(u)	costs of any alterations, additions, changes, replacements or other items, which are intended to enhance future marketing and leasing of the Project; and

(v)	capital expenses incurred during the last year of the Extension Term.”

8. Events of Default. Section 20(a) of the Amended Lease is hereby deleted in its entirety and replaced with the following:
“Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 3 days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.”
9. Assignment and Subletting.
     (a) Section 22(a) of the Amended Lease is hereby amended by adding the following provision:
“Landlord acknowledges that Tenant has filed a registration statement with the Securities and Exchange Commission (the “SEC”) for the public offer and sale of Tenant’s stock, and Landlord acknowledges that such offer and sale, any future offer or sale of Tenant’s stock in any capital raising transaction, and any future public or private trading of Tenant’s stock by investors is permitted and does not violate Section 22 of the Lease.”
     (b) Section 22(b) of the Amended Lease is hereby deleted in its entirety and replaced with the following:
“Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 15 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent, (ii) refuse such consent, in its sole and absolute discretion, if the proposed assignment, hypothecation or other transfer or subletting concerns more than (together with all other then effective subleases) 50% of the Premises, (iii) refuse such consent, in its reasonable discretion, if the proposed subletting concerns (together with all other then effective subleases) 50% or less of the Premises (provided that Landlord shall further have the right to review and approve or disapprove the proposed form of sublease prior to the effective date of any such subletting), or (iv) with respect to a proposed transfer of all or any part of either the Original Premises or the Third Expansion Space, terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”). If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall reimburse Landlord for all of Landlord’s reasonable out-of-pocket expenses in connection with its consideration of any Assignment Notice. Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control of Tenant (a “Permitted Assignment”) shall not be required, provided that Landlord shall have the right to approve the form of any such sublease or assignment.”
10. Financial Information. Section 40(c) of the Lease is hereby amended by adding the following:
“Notwithstanding the foregoing, in the event Tenant is required to file its financial information with the SEC on its Edgar system, then, in the alternative to Tenant’s other obligations under this Section 40(c), and upon Landlord’s reasonable request, Tenant shall make available to Landlord any such Tenant’s financial information.”
11. New Original Premises TIA. Landlord shall provide to Tenant a new tenant improvement allowance of $5.00 per rentable square foot of the Original Premises, or $133,830.00 in the aggregate (the “New Original Premises TIA”), to be used by Tenant only in connection with the Original Premises as more fully provided herein. Other than funding the New Original Premises TIA, Landlord shall have no other obligation whatsoever with respect to New Original Premises Improvements (as defined below). Landlord’s obligations with respect to the New Original Premises TIA shall cease upon disbursement in full of the New Original Premises TIA to or on behalf of Tenant. The New Original Premises TIA shall be used to reimburse Tenant only for modifications of or improvements to the Original Premises of a fixed and permanent nature desired by Tenant (including paint and carpeting) and which are approved by Landlord (the “New Original Premises Improvements”) but shall not be used to purchase any furniture, personal property or other non-Building Systems materials or equipment. Landlord’s approval of the New Original Premises Improvements shall not be unreasonably withheld, delayed or conditioned. Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the New Original Premises TIA not required for the New Original Premises Improvements (as approved by Landlord pursuant to this Section). Prior to the commencement of the New Original Premises Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including any architect), and certificates of insurance from any contractor performing any part of the New Original Premises Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor, if any, to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above. Upon submission by Tenant to Landlord of written evidence (including invoices and receipts) of the expenses incurred by Tenant with respect to the New Original Premises Improvements, Landlord shall promptly reimburse Tenant for such expenses from the New Original Premises Tenant Improvement Allowance, but only to the extent of the funds are available therefrom. Landlord shall make the New Original Premises

TIA available to Tenant for any expenses incurred with respect to the New Original Premises Improvements during a period of twelve (12) months following the date hereof.
12. Term The Term of the Lease shall be extended by a period of eighty-four (84) months, commencing on June 1, 2006 (the “Extension Term Commencement Date”), and unless terminated earlier pursuant to the Lease, expiring on May 31, 2013 (the “Extension Term”).
13. Extension Term Base Rent. Commencing on the Extension Term Commission Date, Base Rent shall be increased during the Expansion Term as follows:
     (a) Commencing on the Extension Term Commission Date, Base Rent for the Original Premises (the “Original Premises Base Rent”) shall be $37,918.50 per month; and
     (b) Commencing on the Extension Term Commission Date, the Third Expansion Space Base Rent shall be $9,659.42 per month. For purposes of the Lease, the term “Base Rent” shall mean both the Original Premises Base Rent and the Third Expansion Space Base Rent.
14. Base Rent Adjustments. Effective as of the Commencement Date, Section 4 of the Lease entitled “Base Rent Adjustments” is hereby amended and restated as follows:
     “Base Rent shall be increased on each annual anniversary of the first day of the first full month of the Extension Term Commencement Date (each an “Adjustment Date”) by multiplying the Base Rent (whether Original Premises Base Rent or Third Expansion Space Base Rent) payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided under the Lease.”
15. Tenant’s Share of Operating Expenses. Effective as of January 1, 2006, Tenant’s Share of Operating Expenses shall increase to 65.02% (based on 34,760 rentable square feet for the Premises divided by 53,464 total rentable square feet of the Project).
16. Restructuring of Additional Tenant Improvement Allowance, Additional TIA and Second Additional TIA. Commencing on the Extension Term Commencement Date and continuing on the first day of each month thereafter for the entire Extension Term, Tenant shall pay to Landlord in the form of Additional Rent, the sum of $22,639.16 (the “Restructured TIA Monthly Payment”), in lieu of any continuing reimbursement obligations under the Amended Lease with respect to the Additional Tenant Improvement Allowance, Additional TIA and Second Additional TIA (collectively, the “Restructured TIA”). The Restructured TIA Monthly Payment is equal to the monthly payment amount necessary to fully amortize the Restructured TIA amounts as of the Extension Term Commencement Date, over the Extension Term at an annual interest rate of 10.5% per annum as set forth on Schedule 1 attached hereto. Tenant shall have the right, upon four (4) months prior written notice to Landlord, to prepay the remaining principal of the Restructured TIA by paying to Landlord an amount equal to the remaining principal balance of the Restructured TIA as of the prepayment date.
17. Right to Expand.
     (a) Expansion Right. Tenant shall have the one time right, but not the obligation, to expand the Premises (the “Expansion Right”) to include any Available Space in the Project upon the terms and conditions in this Section. For purposes of this Section, “Available Space” shall mean any space in the Project which is not occupied by a tenant or which is occupied by an existing tenant whose lease is expiring within six (6) months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space. If there is any Available Space in the Project, Landlord shall deliver to Tenant written notice (the “Expansion Notice”) of such Available Space, together with the terms and conditions on which Landlord is prepared to lease such Available Space to Tenant. Tenant shall have seven (7) days following delivery of the Expansion Notice to deliver to Landlord written notification of Tenant’s exercise of the Expansion Right. Provided that no right to expand is exercised by any tenant with superior rights, Tenant shall be entitled to lease such Available Space upon the terms and conditions set forth in the Expansion Notice.
     (b) Last Offer Right. In addition to the foregoing Expansion Right, with respect to that certain space located on the first floor of the Project and more fully set forth on Exhibit C attached hereto and incorporated herein by reference (the “Expansion Laboratory Space”), Tenant shall have the one (1) time right of last offer, but not obligation, to expand the Premises (the “Last Offer Right”) to include the Expansion Laboratory Space upon the terms and conditions in this Section. In the event Landlord receives a bona fide offer from a third party (including any tenant in the Project who does not have an existing option to expand into the Expansion Laboratory Space) to lease the Expansion Laboratory Space upon terms and conditions acceptable to Landlord (the “Third Party Offer”), Landlord shall deliver written notice (the “Third Party Notice”) of such Third Party Offer to Tenant and shall include in such Third Party Notice, all of the proposed terms and conditions contained within the Third Party Offer. Tenant shall have seven (7) days following delivery of the Third Party Notice to deliver to Landlord written notification of Tenant’s exercise of its Last Offer Right and acceptance of the terms and conditions for leasing the Expansion Laboratory Space as set forth in the Third Party Notice.
     (c) Amended Lease. If: (i) Tenant fails to timely deliver notice accepting the terms of an Expansion Notice or Third Party Notice, or (ii) after the expiration of a period of twenty (20) days from the date Tenant gives notice accepting Landlord’s offer to lease such Available Space, no lease amendment or lease agreement for the Available Space has been executed, and Landlord tenders to Tenant an amendment to the Lease setting forth the terms for the rental of the Available Space consistent with those set forth in the Expansion Notice and otherwise consistent with the terms of the Lease and Tenant fails to execute such Lease amendment within twenty (20) days following such tender, or (iii) after the expiration of a period of thirty (30) days from the date Tenant gives notice accepting the terms of the Third Party Notice, no lease amendment or lease agreement for the Expansion Laboratory Space consistent with the terms of the Third Party Notice has been executed by Tenant, and Landlord tenders to Tenant an amendment to the Lease setting forth the terms for the rental of the Expansion Laboratory Space consistent with those set forth in the Third Party Notice and otherwise consistent with the terms of the Lease and Tenant fails to execute such Lease amendment within twenty (20) days following such tender, Tenant shall be deemed to have waived its right to lease such Available Space or Expansion Laboratory Space, as applicable.
     (d) Exceptions. Notwithstanding the above, neither the Expansion Right nor the Last Offer Right shall be in effect and neither may be exercised by Tenant during any period of time that a Default exists and is continuing under the Lease; or if Tenant has been in default under any provision of the Lease beyond all applicable notice and cure periods, 3 or more times, whether or not the defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Expansion Right or Last Offer Right.

     (e) Termination. The Expansion Right and Last Offer Right shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right or Last Offer Right, as applicable, if, after such exercise, but prior to the commencement date of the lease of such Available Space or Expansion Laboratory Space, as applicable, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has defaulted under any provisions of the Lease beyond all applicable notice and cure periods, 3 or more times during the period from the date of the exercise of the Expansion Right or Last Offer Right, as applicable, to the date of the commencement of the lease of the Available Space or Expansion Laboratory Space, as applicable, whether or not such defaults are cured.
     (f) Rights Personal. The Expansion Right and Last Offer Right are personal to Tenant and any assignee of a Permitted Assignment, are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease.
     (g) No Extensions. The period of time within which either the Expansion Right or Last Offer Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such right.
18. Right to Extend Term.
     (a) Section 39(a) of the Amended Lease is hereby amended in its entirety and replaced with the following:
          “(a) Additional Extension Right. Tenant shall have a one time right (the “Additional Extension Right”) to extend the Extension Term for five (5) years (an “Additional Extension Term”) on the same terms and conditions as the Lease (other than Base Rent) by giving Landlord written notice of its election to exercise the Additional Extension Right at least nine (9) months prior to the expiration of the Extension Term. Upon the commencement of the Additional Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of the Additional Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the then market rental rate as determined by Landlord and agreed to by Tenant, which shall in no event be less than the One Hundred Three and One-Half Percent (103.5%) of the Base Rent payable as of the date immediately preceding the commencement of the Additional Extension Term. If, Market Rate is not agreed by Tenant, Tenant may, on or before the date which is 120 days prior to the expiration of the Extension Term of this Lease, elect arbitration as described in Section 39(b) below. If, on or before the date which is 120 days prior to the expiration of the Extension Term, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Additional Extension Term after negotiating in good faith, Tenant may by written notice to Landlord not later than 120 days prior to the expiration of the Extension Term of this Lease, elect arbitration as described in Section 39(b) below. If Tenant does not elect such arbitration, Tenant shall be deemed to have waived any right to extend the Extension Term of the Lease and the Additional Extension Right shall terminate.”
     (b) Sections 39(c), (d), (e) and (f) of the Amended Lease are hereby amended in their entirety to read as follows:

     “(c) Rights Personal. The Additional Extension Right is personal to Tenant and any assignee of a Permitted Assignment, and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease.
     (d) Exceptions. Notwithstanding anything set forth above to the contrary, the Additional Extension Right shall not be in effect and Tenant may not exercise the Additional Extension Right during any period of time that a Default exists and is continuing under the Lease; or if Tenant has been in default under any provision of the Lease beyond all applicable notice and cure periods, 3 or more times, whether or not the defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Additional Extension Right, whether or not the defaults are cured.
     (e) No Extensions. The period of time within which the Additional Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Additional Extension Right.
     (f) Termination. The Additional Extension Right shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Additional Extension Right, if, after such exercise, but prior to the commencement date of the Additional Extension Term, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has defaulted under any provision of the Lease beyond all applicable notice and cure periods, 3 or more times during the period from the date of the exercise of the Additional Extension Right to the date of the commencement of the Additional Extension Term, whether or not such defaults are cured.”
19. Termination Option. Notwithstanding anything to the contrary contained herein, Tenant (and any assignee of a Permitted Assignment) shall have a one-time option to terminate this Lease (“Termination Option”) in accordance with the following terms and conditions:
     (a) Tenant Gives Notice. If Tenant desires to exercise the Termination Option, Tenant shall give Landlord irrevocable written notice (“Termination Notice”) of Tenant’s exercise of this Termination Option. Landlord must receive the Termination Notice no later than the date that is six (6) full months before the Termination Date. Time is of the essence with respect to Landlord’s receipt of the Termination Notice and all other deadlines in this Section.
     (b) Termination Date. If Tenant gives the Termination Notice and complies with all the provisions in this Section, this Lease shall terminate at midnight on May 31, 2009 (the “Termination Date”).
     (c) Termination Fee Payment. Tenant shall pay the Termination Fee (as defined below) on the Termination Date, which Termination Fee shall be payable only in certified funds. For purposes of this Section, the “Termination Fee” means an amount equal to the unamortized amount as of the Termination Date of the sum of the following costs relating to the Premises: (i) all brokerage commissions paid or incurred by Landlord in connection with the Fourth Lease Amendment, which will be equal to $66,900.00 as of the Termination Date, plus (ii) the remaining principal of the Third Expansion TIA, will be equal to $68,520.00 as of the Termination Date, plus (iii) the remaining principal balance of the Restructured TIA, which will be equal to $884,225.00 as of the Termination Date.

     (d) Tenant’s Obligation Survives Termination. Tenant’s obligations to pay Rent and Additional Rent under this Lease, and to perform all other Lease obligations for the period up to and including the Termination Date, shall survive the termination of the Lease.
     (e) Landlord May Cancel and Void Termination if Tenant in Default. Notwithstanding the foregoing provisions of this Section, if at any time during the period on or after the date on which Tenant shall exercise the Termination Option (in accordance with clause (a) above) up to and including the Termination Date Tenant shall be in Default and such Default continues uncured for a period of fifteen (15) days following Landlord’s written notice of such Default, then Landlord may elect, but is not obligated, to cancel and declare null and void Tenant’s exercise of the Termination Option and this Lease shall continue in full force and effect for the full term unaffected by Tenant’s exercise of the Termination Option. If Landlord does not cancel Tenant’s exercise of the Termination Option after the occurrence of such Default and the continuation thereof for the aforementioned period of time, Tenant shall promptly cure such Default and this obligation shall survive the Termination Date.
     (f) Tenant Shall Surrender Space by Termination Date. If Tenant exercises the Termination Option, Tenant covenants and agrees to surrender full and complete possession of the Premises to Landlord on or before the Termination Date vacant, broom-clean, in good order and condition, subject to reasonable wear and tear, and in accordance with the provisions of this Lease (including, but not limited to, Section 28 of the Lease), and thereafter the Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by, through, or under Tenant. Notwithstanding Section 28 of the Amended Lease, Landlord and Tenant hereby agree that all Tenant Improvements which have been made to the Premises as of the date hereof, do not have to be removed upon surrender of the Premises to Landlord.
     (g) Failure to Surrender Makes Tenant a Holdover. If Tenant shall fail to deliver possession of the Premises on or before the Termination Date in accordance with the terms hereof, Tenant shall be deemed to be a holdover tenant from and after the Termination Date, and in such event, Tenant shall be subject to the provisions of Section 8 of the Lease relating to holdover tenancies.
     (h) Lease Ceases After Termination. If Tenant properly and timely exercises the Termination Option and properly and timely satisfies all other monetary and non-monetary obligations under the Lease, the Lease shall cease and expire on the Termination Date with the same force and effect as if the Termination Date were the date originally provided in the Lease as the expiration date of the Extension Term.
     (i) No Option After Sublet or Assignment. If the Lease has been assigned or all or a portion of the Premises has been sublet other than pursuant to a Permitted Assignment, the Termination Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise the Termination Option during the term of such assignment or sublease.
20. Miscellaneous.
     (a) This Fourth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

     (b) This Fourth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.
     (c) This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fourth Amendment attached thereto.
     (d) It is a condition to this Fourth Amendment and Landlord and Tenant agree that the terms of this Fourth Amendment shall only be effective upon consent of any and all Holders of a Mortgage created on or against the Project or the Premises and that Landlord shall use best efforts to secure such Holders’ consent to this Fourth Amendment. Landlord agrees that it shall obtain a subordination and non-disturbance agreement from Landlord’s existing lender who holds a first mortgage lien against the Project in the form attached as Exhibit B.
     (e) Landlord and Tenant hereby recognize and acknowledge that the Project is currently financed and that in connection with the Second Amendment, Landlord obtained on behalf of Tenant, a Subordination, Non-Disturbance and Attornment Agreement, dated as of April, 2003, by and among Landlord, Tenant and the holder of such financing (“Holder”) (the “Original SNDA”), and that Landlord shall use its best efforts to secure such Holder’s consent to the Fourth Amendment, and to obtain a subordination, non-disturbance and attornment agreement from Holder in form substantially similar to that of the Original SNDA and reflective of the terms of this Fourth Amendment.
     (f) Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent or other person (collectively “Broker”) other than Scheer Partners, Inc. in connection with this transaction, and that no Broker other than Scheer Partners, Inc. brought about this transaction. Landlord and Scheer Partners, Inc. shall enter into a separate agreement regarding any commission due to Scheer Partners, Inc. by Landlord with respect to this Fourth Amendment. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker other than Scheer Partners, Inc. claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.
     (g) Except as amended and/or modified by this Fourth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment. In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Lease, the provisions of this Fourth Amendment shall prevail. Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.
(Signatures on Next Page)

     IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the day and year first above written.

TENANT:

IOMAI CORPORATION,
a Delaware corporation

By:		/s/ Stanley C. Erck

Name: Stanley C. Erck
Title: President & Chief Executive Officer

LANDLORD:

ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware limited liability company

By:		ARE-GP/VI Holdings QRS Corp.,
a Delaware corporation,
managing member

	By:	/s/ Jennifer Pappas

Name: Jennifer Pappas
Title: V.P. & Assistant Secretary

EXHIBIT B TO FOURTH AMENDMENT TO LEASE
[Tenant Build]
WORK LETTER
     THIS WORK LETTER (this “Work Letter”) is incorporated into that certain Fourth Amendment to Lease (the “Fourth Amendment”) dated as of October ___, 2005, by and between ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware (“Landlord”), and IOMAI CORPORATION, a Delaware corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Fourth Amendment.
1. General Requirements.
     (a) Tenant’s Authorized Representative. Tenant designates Rip Wilson and Merv Hammer (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.
     (b) Landlord’s Authorized Representative. Landlord designates Larry Diamond and Vin Ciruzzi (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.
     (c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.
2. Tenant Improvements.
     (a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Third Expansion Space desired by Tenant of a fixed and permanent nature. Other than funding the Third Expansion TIA (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Third Expansion Space for Tenant’s use and occupancy.
     (b) Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements within 120 days of the date hereof. Not more than 10 days thereafter,

Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 10 days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings.
     (c) Working Drawings. Not later than 30 business days following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).
     (d) Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.
3. Performance of the Tenant Improvements.
     (a) Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s

lender (if any) as additional insureds for the general contractor’s liability coverages required above.
     (b) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.
     (c) Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.
     (d) Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Third Expansion Space (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.
     4. Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.
     (a) Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.
     (b) Implementation of Changes. If Landlord approves such Change and Tenant deposits with Landlord any Excess TI Costs (as defined in Section 5(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.
     5. Costs.
     (a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of The Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord. Such Administrative Rent shall include, without limitation, all reasonable out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with, such monitoring of the construction of the Tenant Improvements, and shall be payable out of the TI Fund. If the Budget is greater than the Third Expansion TIA, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the Tenant Improvements, for disbursement by Landlord as described in Section 5(d).
     (b) TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (“Third Expansion TIA”) of $15.00 per rentable square foot of the Third Expansion Space, or $119,910.00 in the aggregate. Within 15 business days after receipt of notice of Landlord’s approval of the Budget, Tenant shall notify Landlord how much of the Third Expansion TIA Tenant has elected to receive from Landlord. Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute subjective discretion. The Third Expansion TIA shall be disbursed in accordance with this Work Letter.
     Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the Third Expansion TIA not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the Third Expansion TIA that is not disbursed before the last day of the month that is 18 months after the Commencement Date.
     (c) Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements
     (d) Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the Third Expansion TIA. If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended Third Expansion TIA, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to complete the Tenant Improvements, 100% of the then current TI Cost in excess of the remaining Third Expansion TIA (“Excess TI Costs”). If Tenant fails to deposit, or is late in depositing any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. The Third Expansion TIA and Excess TI Costs is herein referred to as the “TI Fund.” Funds deposited by Tenant shall be the first thereafter disbursed to pay TI Costs. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the Third Expansion TIA. If upon Substantial Completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.
     (e) Payment for TI Costs. During the course of design and construction of the Tenant Improvements, Landlord shall pay TI Costs once a month against a draw request in Landlord’s standard form, containing such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Third Expansion Space; and (v) copies of all operation and maintenance manuals and warranties affecting the Third Expansion Space.
     6. Miscellaneous.
     (a) Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.
     (b) Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.
[ Signatures on next page ]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

TENANT:

IOMAI CORPORATION,
a Delaware corporation

By:		/s/ Stanley C. Erck

Name: Stanley C. Erck
Title: President & Chief Executive Officer

LANDLORD:

ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware limited liability company

By:		ARE-GP/VI Holdings QRS Corp.,
a Delaware corporation,
managing member

	By:	/s/ Jennifer Pappas

Name: Jennifer Pappas
Title: V.P. & Assistant Secretary